Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors and Shareholders of

Accenture Ltd:

We consent to the use of our report dated October 10, 2002, except as to Note 20, which is as of January 31, 2003, with respect to the consolidated balance sheet of Accenture Ltd as of August 31, 2002, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/    KPMG LLP

Chicago, Illinois

May 27, 2003